Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 23, 2009, Jupitermedia announced the closing of the previously announced sale of Jupiterimages to Getty Images, Inc. (“Getty Images”) pursuant to the terms and conditions of a definitive stock purchase agreement dated as of October 22, 2008, by and between Jupitermedia and Getty Images (the “Stock Purchase Agreement”) for $96 million in cash, subject to certain post-closing adjustments. In connection with the sale of Jupiterimages, the Company terminated its Credit Agreement with KeyBank and applied approximately $82 million of the proceeds from the sale of Jupiterimages to repay all outstanding indebtedness. The Company’s existing interest rate swap arrangement with KeyBank will remain outstanding.

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the related notes and with Jupitermedia’s historical condensed consolidated financial statements for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and 2006, which can be found in Jupitermedia’s quarterly report on Form 10-Q for the nine months ended September 30, 2008 and in Jupitermedia’s annual report on Form 10-K for the year December 31, 2007.

The unaudited pro forma condensed consolidated financial information is derived from Jupitermedia’s historical consolidated financial statements, adjusted to reflect the sale of Jupiterimages as if it occurred on September 30, 2008, with respect to the unaudited pro forma condensed consolidated balance sheet, and as of the first day of each period presented with respect to the unaudited pro forma condensed consolidated statements of operations. The unaudited condensed consolidated pro forma financial information is presented for illustrative purposes and is not designed to represent, and does not represent, what the financial position or operating results would have been had the sale of Jupiterimages been completed as of the dates assumed, nor is it intended to project Jupitermedia’s future financial position or results of operations.

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2008

(in thousands)

	Jupitermedia Corporation (Historical)	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$4,424	$3,199	$89,000	A	$90,225
Accounts receivable, net	21,410	15,091	—		6,319
Prepaid expenses and other	4,452	1,806	—		2,646
Deferred income taxes	1,530	1,255	—		275

Total current assets	31,816	21,351	89,000		99,465
Property and equipment, net	15,053	12,766	3,645	B	5,932
Intangible assets, net	67,072	58,277	—		8,795
Goodwill	97,864	74,800	—		23,064
Deferred income taxes	—	—	164	C	164
Investments and other assets	2,296	218	—		2,078

Total assets	$214,101	$167,412	$92,809		$139,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,119	$5,291	$—		$1,828
Accrued payroll and related expenses	4,596	2,707	—		1,889
Accrued expenses and other	10,526	5,191	—		5,335
Current portion of long-term liabilities	750	—	—		750
Deferred revenue	15,155	12,675	—		2,480

Total current liabilities	38,146	25,864	—		12,282
Long-term debt	78,350	—	—		78,350
Deferred revenues	392	275	—		117
Deferred income taxes	2,457	4,669	2,212	C	—
Other long-term liabilities	3,596	—	—		3,596

Total liabilities	122,941	30,808	2,212		94,345

Stockholders’ equity:
Common stock	360	—	—		360
Additional paid-in capital	270,838	—	—		270,838
(Accumulated deficit) retained earnings	(184,816)	129,783	90,597	D	(224,002)
Treasury stock	(106)	—	—		(106)
Accumulated other comprehensive income (loss)	4,884	6,821	—		(1,937)

Total stockholders’ equity	91,160	136,604	90,597		45,153

Total liabilities and stockholders’ equity	$214,101	$167,412	$92,809		$139,498

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2008

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical)	Jupiterimages Corporation (Historical)	Pro Forma Adjustments H		Jupitermedia Corporation Pro Forma
Revenues	$100,587	$75,699	$—		$24,888

Cost of revenues	45,109	31,801	—		13,308
Advertising, promotion and selling	22,270	16,072	—		6,198
General and administrative	22,671	16,885	8,875	F	14,661
Depreciation	3,731	2,970	—		761
Amortization	11,837	9,404	—		2,433
Impairment of goodwill	40,000	40,000	—		—

Total operating expenses	145,618	117,132	8,875		37,361

Operating loss	(45,031)	(41,433)	(8,875)		(12,473)
Other loss, net	(58)	(48)	—		(10)
Interest income	176	163	—		13
Interest expense	(5,198)	—	—		(5,198)

Loss before income taxes and minority interests	(50,111)	(41,318)	(8,875)		(17,668)
Provision (benefit) for income taxes	16,821	1,317	(15,485)	G	19
Minority interest	(86)	(61)	—		(25)

Net income (loss)	$(67,018)	$(42,696)	$6,610		$(17,712)

Basic and diluted net loss per share	$(1.86)				$(0.49)

Weighted average number of common shares	35,967				35,967

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2007

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated) E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$104,206	$82,121	$—		$22,085

Cost of revenues	43,825	33,558	—		10,267
Advertising, promotion and selling	21,534	15,961	—		5,573
General and administrative	21,221	16,708	9,168	F	13,681
Depreciation	3,353	2,848	—		505
Amortization	9,669	8,883	—		786

Total operating expenses	99,602	77,958	9,168		30,812

Operating income (loss)	4,604	4,163	(9,168)		(8,727)
Other income (loss), net	(372)	(459)	—		87
Interest income	140	101	—		39
Interest expense	(5,232)	—	—		(5,232)

Income (loss) before income taxes and minority interests	(860)	3,805	(9,168)		(13,833)
Provision (benefit) for income taxes	(113)	(897)	(675)	G	109
Minority interest	(109)	(36)	—		(73)

Net income (loss)	$(856)	$4,666	$(8,493)		$(14,015)

Basic and diluted net loss per share	$(0.02)				$(0.39)

Weighted average number of common shares	35,921				35,921

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2007

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated) E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$140,334	$108,904	$—		$31,430

Cost of revenues	59,162	44,563	—		14,599
Advertising, promotion and selling	29,151	21,340	—		7,811
General and administrative	27,796	21,611	11,595	F	17,780
Depreciation	4,447	3,723	—		724
Amortization	13,222	12,061	—		1,161
Impairment of goodwill and intangible assets	87,186	86,756	—		430

Total operating expenses	220,964	190,054	11,595		42,505

Operating loss	(80,630)	(81,150)	(11,595)		(11,075)
Income (loss) on investments and other, net	103	(260)	—		363
Interest income	184	140	—		44
Interest expense	(7,146)	—	—		(7,146)

Loss before income taxes and minority interests	(87,489)	(81,270)	(11,595)		(17,814)
Provision (benefit) for income taxes	(5,278)	(7,376)	(1,981)	G	117
Minority interest	(64)	(26)	—		(38)

Net loss	$(82,275)	$(73,920)	$(9,614)		$(17,969)

Basic and diluted net loss per share	$(2.29)				$(0.50)

Weighted average number of common shares	35,945				35,945

Jupitermedia Corporation

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2006

(in thousands, except per share amounts where indicated)

	Jupitermedia Corporation (Historical Restated) E	Jupiterimages Corporation (Historical)	Pro Forma Adjustments		Jupitermedia Corporation Pro Forma
Revenues	$137,530	$106,636	$—		$30,894

Cost of revenues	50,683	38,650	—		12,033
Advertising, promotion and selling	29,732	22,736	—		6,996
General and administrative	27,380	20,715	9,893	F	16,558
Depreciation	3,473	2,980	—		493
Amortization	9,913	9,083	—		830

Total operating expenses	121,181	94,164	9,893		36,910

Operating income (loss)	16,349	12,472	(9,893)		(6,016)
Income on investments and other, net	163	137	—		26
Interest income	446	247	—		199
Interest expense	(5,544)	—	—		(5,544)

Income (loss) before, minority interests and equity income from investments, net	11,414	12,856	(9,893)		(11,335)
Provision (benefit) for income taxes	5,731	5,777	(1,353)	G	(1,399)
Minority interest	(34)	34	—		(68)
Equity income from investments, net	256	76	—		180

Income (loss) from continuing operations	$5,905	$7,189	$(8,540)		$(9,824)

Basic income (loss) from continuing operations per share	$0.17				$(0.28)

Diluted income (loss) from continuing operations per share	$0.16				$(0.28)

Weighted average number of common shares (basic)	35,403				35,403

Weighted average number of common shares (diluted)	36,093				35,403

Jupitermedia Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note A:	Assumes net proceeds from the sale of Jupiterimages of $89.0 million after payment of approximately $5.0 million in estimated transaction costs and $2.0 million that is to be held in escrow for periods ranging from six to twelve months.

Note B:	To record carrying value of $3.6 million related to the Peoria, Illinois facility that is not included in the sale of Jupiterimages.

Note C:	Adjustments to Jupitermedia’s deferred income taxes on a pro forma basis are as follows:

On a stand alone basis, Jupitermedia would need to record additional valuation allowance of $2.9 million at September 30, 2008 since Jupiterimages’ deferred income tax liabilities will not be available in future periods to offset Jupitermedia’s future amortization deductions.

The adjustment also includes a reclassification of $164,000 to deferred income tax assets for presentation purposes.

Partially offsetting these adjustments against deferred income taxes is a net operating loss of $831,000 that will not be included in the sale of Jupiterimages. The amount represents the value of Jupiterimages’ 2008 net operating losses that can be carried back against Jupitermedia’s consolidated group taxable income.

Note D:	Adjustment to accumulated deficit consists of the following (in thousands):

Net assets of Jupiterimages which are expected to be sold upon closing of the transaction	$132,128
Value of Peoria, Illinois facility	3,645
Deferred tax asset retained by Jupitermedia	831
Additional valuation allowance on Jupitermedia’s deferred income tax assets	(2,879)
Loss on the sale of Jupiterimages	(43,128)

Adjustment to accumulated deficit	$90,597

Note E:	During the fourth quarter of 2007, Jupitermedia identified certain adjustments related to deferred income tax assets and liabilities and income taxes payable as a result of incorrectly accounting for the tax effects of certain purchase accounting adjustments as well as corrections related to foreign currency transactions that reclassified foreign currency transaction gains and losses from accumulated other comprehensive income (loss) in the condensed consolidated balance sheet to other income (loss), net in the condensed consolidated statements of operations. As a result, Jupitermedia has restated its condensed consolidated statements of operations for the periods presented.

Note F:	To adjust corporate general and administrative expenses previously allocated to Jupiterimages. Such expenses were allocated to Jupiterimages based on Jupiterimages’ proportionate share of consolidated revenues.

Note G:	Adjustments represent the impact to the consolidated provision (benefit) for the sale of Jupiterimages. The consolidated provision (benefit) was recalculated based upon the pro forma income before income taxes as presented above. The pro forma income was determined as if Jupiterimages was no longer a part of the consolidated group.

As of September 30, 2008, the stand alone operations of Jupiterimages would not have been required to report a valuation allowance as the operations had cumulative taxable income for the past three years. There is a different result with respect to the remaining operations of Jupitermedia. On a stand alone basis, Jupitermedia would have been required to establish a valuation allowance prior to January 1, 2006 due to a history of taxable losses. Since the valuation allowance on Jupitermedia is considered to have been established prior to January 1, 2006, the September 30, 2008 condensed consolidated financial statements’ pro forma adjustment relates partially to the reversal of the deferred provision resulting from the establishment of the Jupitermedia valuation allowance in September 2008.

There is a minimal income tax benefit recorded during the year ended December 31, 2006 due primarily to the ability to carryback net operating losses to 2005 and there was no benefit recorded during the year ended December 31, 2007 or the nine months ended September 30, 2008 and 2007 on the Jupitermedia Corporation pro forma statement of operations due to the valuation allowance established against the deferred tax asset. The minimal income tax provision recorded during the year ended December 31, 2007 and the nine months ended September 30, 2008 and 2007 on the Jupitermedia Corporation pro forma statement of operations is due primarily to income in certain foreign jurisdictions.

Note H:	The pro forma financial statements as presented above do not include the impact of the accelerated vesting of all outstanding options, restricted stock and other awards granted pursuant to Jupitermedia’s stock incentive plans resulting from the “change of control” that will be deemed to have occurred upon the consummation of the sale of Jupiterimages. The impact of the accelerated vesting would be approximately $3.9 million as of September 30, 2008.